Exhibit 99.1

May 1, 2017

Dear Shareholder:

Enclosed (unless you have direct deposit) is your $0.06 per share dividend for May 1, 2017.

Our preliminary earnings for the first quarter of 2017 were $4,316,000 or $0.40 per diluted share available to common shareholders. This compares to earnings for the first quarter of 2016 of $4,334,000 or $0.43 per diluted share available to common shareholders. This was a slight decrease of $18,000 in absolute earnings, but we also have 1,610,000 more shares outstanding as a result of our recent capital offering.

Looking at the detail of the first quarter performance, net interest income was $12,892,000, up 5.4% from 2016. This was a combination of interest income up 4.9% and interest expense down 2.2%. There was no provision for loan loss for first quarter of 2017, nor 2016. Noninterest income was down $122,000 or 2.3% for the first quarter compared to 2016. This was primarily the result of decreases in service charge revenue and net gain on sale of loans. Checking account service charges decreased slightly as a result of increased interest rates creating increased earnings allowance that commercial customers can use to offset fees. Gain on sale of loans revenue and mortgage closings were down slightly, as they typically are in the first quarter, but our mortgage pipeline remains strong. Noninterest expenses increased $595,000 for the first quarter 2017 compared to first quarter 2016. This increase was primarily in Salaries and Benefits. This increase in Salaries and Benefits can be attributed to 2017 base salaries higher than 2016, additional production staffing, and healthcare related costs. We view the increased expense from new positions as an investment in future added loan revenue.

Looking at the balance sheet, net loans closed the quarter at $1,061,940,000 or 7.1% greater than $991,370,000 at the end of March 2016. Net loans at March 31, 2017, were 7.6% greater than December 31, 2016 on an annualized basis. We are pleased with the level of loan growth, coupled with continued discipline to our credit standards. We have recently invested salary dollars (described above) in additional lending personnel in several of our locations including our newest loan production office in Westlake, Ohio.

Deposits at the end of the first quarter were $1,311,453,000 up 2.5% from $1,279,780,000 at the end of first quarter 2016. We continue to focus on core checking and savings accounts. This focus on noninterest-bearing checking and low-cost savings deposits continues to benefit us through decreasing interest expense. While there will eventually be pressure on interest costs as rates move up, we have positioned ourselves well with the lowest cost products.

Moving into 2017, we see a strong loan pipeline in both commercial and mortgage lending. Over the last year we have made an investment in staffing our new loan production office in Westlake, Ohio, and have a lender in the Toledo, Ohio market. We have also strengthened our private banking operation with staff in Dublin, Ohio and Dayton, Ohio.

In February we completed our recent common stock offering, adding approximately $32,800,000 in capital to the company. This added capital will provide the support for continued growth of the company. There is opportunity for organic growth in all of our markets and we continue to be positioned to evaluate any acquisition opportunities that arise.

In our dividend letter of May 2, 2016, we noted “your management team continues to travel and tell the Civista story in the marketplace. Our institutional ownership has grown to 8%. Increasing this number should provide more activity and liquidity in our stock. That should result in a better reflection of our value”. Telling our story, our performance, and our growth has resonated well with the marketplace. Our institutional ownership is now approximately 16.3% and our average volume is approximately 45,000 shares. The closing price of our common stock after last year’s annual meeting on April 19, 2016, was $10.58. At this writing, on April 12, 2017, our closing price was $21.75. We are all pleased with this recognition of the company.

If you have any questions, a call is always welcomed.

Very truly yours,

James O. Miller
President and CEO

Cautionary Statement Regarding Forward-Looking Information

Comments made in this letter include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to numerous assumptions, risks and uncertainties. Although management believes that the expectations reflected in the forward-looking statements are reasonable, actual results or future events could differ, possibly materially, from those anticipated in these forward-looking statements. The forward-looking statements speak only as of the date of this letter, and Civista Bancshares, Inc. assumes no duty to update any forward-looking statements to reflect events or circumstances after the date of this letter, except to the extent required by law.